Intellinetics Completes the Balance of a $2 million Equity Financing

COLUMBUS, OH – (Jan. 28, 2016) – Intellinetics, Inc. (TCQB: INLX), an Enterprise Content Management (ECM) software company focused on cloud-based document storage and retrieval solutions for the Small to Medium Business (SMB) market, today announced that it had closed a $607,920 tranche of an equity offering. This was the final tranche of a $2 million financing. This offering consisted of 506,599 Units with each Unit having 2 shares of Common Stock and one warrant to purchase common stock at an exercise price of $.65 per share. Each Unit was priced at $1.20.

Matthew Chretien, President and CEO of Intellinetics, Inc., said “The completion of this financing allows us to increase our sales and marketing activities in order to achieve our anticipated increase in business activity. It also allows me to state that I am now comfortable that we have ample working capital for the next 24 months.”

IntelliCloud™ – Powered by the Intel® NUC

The Intellinetics’ IntelliCloud Program provides turnkey document workflow solutions for SMB’s through a growing network of partners who target the mid-market. Partners simply attach IntelliCloud to the software, hardware, and/or services they already sell to existing customers and deliver more value to the customer and create new / recurring revenue streams for themselves…and us, all without the sales or technical complexity of other less effective options in the market. See http://www.intel.com/intellicloud.

About Intellinetics, Inc.

Intellinetics, Inc. is a Columbus, Ohio-based ECM software company. Intellinetics partnered with Intel to create the IntelliCloud Channel Program that makes it easy to add turnkey document workflow solutions to the copiers, productivity software and services they already provide. IntelliCloud provides dealers a “deploy once, use many” innovation where one IntelliCloud customer sale/activation creates endless possibilities to add other software applications that deliver more value and increase revenue. For additional information, please visit: www.intellinetics.com.

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics’ intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website or at www.intellinetics.com or at www.sec.gov.

Contact:

Matthew L. Chretien, President and CEO

Intellinetics, Inc.

614-921-8170 matt@intellinetics.com